Exhibit 99.1

ATLANTIC AMERICAN CORPORATION REPORTS
THIRD QUARTER RESULTS FOR 2023

ATLANTA, Georgia, November 13, 2023 - Atlantic American Corporation (Nasdaq- AAME) today reported net income of $1.8 million, or $0.08 per diluted share, for the three month period ended September 30, 2023, compared to net loss of $0.7 million, or $(0.04) per diluted share, for the three month period ended September 30, 2022.  The Company had net income of $2.1 million, or $0.09 per diluted share, for the nine month period ended September 30, 2023, compared to net income of $0.5 million, or $0.01 per diluted share, for the nine month period ended September 30, 2022.  The increase in net income for the three and nine month periods ended September 30, 2023 was primarily the result of a more favorable loss experience in the life and health operations, from the comparable periods in 2022, coupled with a decrease in unrealized losses on equity securities.  Partially offsetting this increase in net income for the nine month period ended September 30, 2023 was an increase in ancillary costs related to the implementation of the new actuarial valuation system, coupled with an increase in administrative costs related to the growth in the group and individual lines of business within the life and health operations.

Operating income (as defined below) increased $1.9 million in the three month period ended September 30, 2023 from the three month period ended September 30, 2022.  For the nine month period ended September 30, 2023, operating income decreased $0.3 million from the comparable period in 2022.  The increase in operating income for the three month period ended September 30, 2023 was primarily the result of a more favorable loss experience in the life and health operations, from the comparable period in 2022. The decrease in operating income for the nine month period ended September 30, 2023 was primarily attributable to ancillary costs related to the implementation of the new actuarial valuation system, coupled with an increase in administrative costs related to the growth in the group and individual lines of business within the life and health operations, as mentioned above.

Commenting on the results, Hilton H. Howell, Jr., Chairman, President and Chief Executive Officer, stated, “We are delighted with the improvements in net income for each of the quarter and year-to-date period.  Although our revenue numbers are off slightly compared to prior year, operating income remains quite strong for 2023.  Our newest legal entity, Atlantic Capital Life Assurance Company, recently launched product in a select number of states and we expect additional states to be released over the remainder of the year.”

Atlantic American Corporation is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, and property and casualty insurance industries.  Its principal insurance subsidiaries are American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Bankers Fidelity Assurance Company and Atlantic Capital Life Assurance Company.

Note regarding non-GAAP financial measure: Atlantic American Corporation presents its consolidated financial statements in accordance with U.S. generally accepted accounting principles (GAAP).  However, from time to time, the Company may present, in its public statements, press releases and filings with the Securities and Exchange Commission, non-GAAP financial measures such as operating income (loss). We define operating income (loss) as net income (loss) excluding: (i) income tax expense (benefit); (ii) realized investment gains, net; and (iii) unrealized (gains) losses on equity securities, net.  Management believes operating income (loss) is a useful metric for investors, potential investors, securities analysts and others because it isolates the “core” operating results of the Company before considering certain items that are either beyond the control of management (such as income tax expense (benefit), which is subject to timing, regulatory and rate changes depending on the timing of the associated revenues and expenses) or are not expected to regularly impact the Company’s operating results (such as any realized and unrealized investment gains (losses), which are not a part of the Company’s primary operations and are, to a limited extent, subject to discretion in terms of timing of realization).  The financial data attached includes a reconciliation of operating income (loss) to net income (loss), the most comparable GAAP financial measure.  The Company’s definition of operating income (loss) may differ from similarly titled financial measures used by others.  This non-GAAP financial measure should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties.  Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks, including those risks and uncertainties detailed in statements and reports that Atlantic American Corporation files from time to time with the Securities and Exchange Commission.

For further information contact:
J. Ross Franklin	Hilton H. Howell, Jr.
Chief Financial Officer	Chairman, President & CEO
Atlantic American Corporation	Atlantic American Corporation
404-266-5580	404-266-5505

Atlantic American Corporation
Financial Data

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited; In thousands, except per share data)	2023	2022	2023	2022
Insurance premiums
Life and health	$27,175	$28,739	$84,244	$86,773
Property and casualty	16,571	17,641	51,662	53,753
Insurance premiums, net	43,746	46,380	135,906	140,526

Net investment income	2,325	2,641	7,425	7,510
Realized investment gains, net	-	101	70	29
Unrealized losses on equity securities, net	(1,486)	(2,783)	(3,367)	(5,456)
Other income	6	4	14	11

Total revenue	44,591	46,343	140,048	142,620

Insurance benefits and losses incurred
Life and health	14,937	18,599	48,554	58,003
Property and casualty	11,881	12,031	38,089	36,549
Commissions and underwriting expenses	11,064	12,843	36,830	35,894
Interest expense	850	523	2,407	1,291
Other expense	3,721	3,296	11,631	10,151

Total benefits and expenses	42,453	47,292	137,511	141,888

Income (loss) before income taxes	2,138	(949)	2,537	732
Income tax expense (benefit)	379	(265)	480	253

Net income (loss)	$1,759	$(684)	$2,057	$479

Earnings (loss) per common share (basic and diluted)	$0.08	$(0.04)	$0.09	$0.01

Reconciliation of Non-GAAP Financial Measure

Net income (loss)	$1,759	$(684)	$2,057	$479
Income tax expense (benefit)	379	(265)	480	253
Realized investment gains, net	-	(101)	(70)	(29)
Unrealized losses on equity securities, net	1,486	2,783	3,367	5,456

Non-GAAP operating income	$3,624	$1,733	$5,834	$6,159

Selected Balance Sheet Data	September 30, 2023	December 31, 2022

Total cash and investments	$244,709	$257,575
Insurance subsidiaries	238,497	251,378
Parent and other	6,212	6,197
Total assets	361,620	367,064
Insurance reserves and policyholder funds	201,988	202,651
Debt	36,757	35,747
Total shareholders' equity	98,746	102,193
Book value per common share	4.57	4.74
Statutory capital and surplus
Life and health	37,392	36,672
Property and casualty	53,360	53,023